EXHIBIT 99



For Further Information contact:
Trident International, Inc.


Elaine A. Pullen                                  J. Leo Gagne
President and CEO                                 Vice President and CFO
(203) 740-9333 ext. 3042                          (203) 740-9333 ext. 3076


                      TRIDENT INTERNATIONAL, INC. ANNOUNCES
                        ESTIMATED FOURTH QUARTER RESULTS


FOR IMMEDIATE RELEASE
September 9, 1998


Brookfield, CT (USA) - September 9, 1998 - Trident International, Inc. (NASDAQ:TRDT) today announced that it expects financial results for its fourth quarter ending September 30, 1998 to be below analysts' estimates. Based on current sales information, the company expects fourth quarter net revenues to be approximately $7,500,000 and net income to be between $.19 to $.21 per share.

" We are obviously very disappointed with these preliminary results" said Elaine
A. Pullen, Trident President and CEO. "We believe there are two factors affecting revenue this quarter. The launch of the new UltraJet II family of printheads has created product transition issues with our OEM customers, which we are feeling the full impact of this quarter. Added to this is the effect of the weak economy in Asia, which has taken time to work its way through our supply chain. While our sales to Asian OEM customers have been weak for several months, we are now also experiencing the effect of this region on export sales from our US OEM's."

Ms. Pullen continued, "We are aggressively promoting the new UltraJet II family of products to OEMs. The UltraJet II has performed robustly in field trials and has been particularly well received in Europe, where its performance with the new Trident pigmented bar code ink has been exciting."

Trident International, Inc. designs, manufactures and markets a proprietary impulse ink jet technology to industrial Original Equipment Manufacturers (OEM) worldwide. Trident's product line includes patented impulse ink jet printheads, ink delivery systems, a range of inks and electronic interface circuits.



* * * * * * * *

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE CHANGES IN TECHNOLOGY, CHANGES IN CUSTOMER NEEDS, NEW PRODUCT DEVELOPMENT, COMPETITIVE FACTORS IN THE INDUSTRIAL PRINTING INDUSTRY AND THE ABILITY OF TRIDENT'S CUSTOMERS TO DEVELOP AND SELL PRODUCTS.